Exhibit 99.1

NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Implements Infrastructure Surcharge
And Increases Lines of Credit

Clinton, Connecticut, July 2, 2009 — Connecticut Water Service, Inc. (NASDAQ: CTWS) today announced that its principal operating subsidiary, The Connecticut Water Company (CWC), will be implementing its first Water Infrastructure and Conservation Adjustment (WICA) surcharge on customer bills effective today. WICA, which is authorized under a 2007 Connecticut law, allows CWC to begin recovery of pipe replacement and conservation related infrastructure investments between rate cases.
Beginning today, a 0.95% WICA surcharge will be applied to customers’ water bills to begin recovery on $4.7 million of eligible infrastructure investments made in 2008, which resulted in the replacement of more than five miles of old, unreliable and inadequate water pipe. The Connecticut Department of Public Utility Control (DPUC) must approve planned projects as WICA eligible before CWC can request recovery through the surcharge. The DPUC approved WICA eligible projects for 2009 and 2010 that have a combined total estimated cost of $29 million, and it is expected that investments in these projects will be recovered through future WICA surcharges.
According to Eric W. Thornburg, President and CEO of Connecticut Water, the WICA program allows for a systematic approach to pipe replacement at an incremental cost to customers. He stated, “As an example, the first WICA surcharge of 0.95 % will add less than 50 cents to a typical household’s monthly cost for water service, and that is a small price to pay for improvements in water quality and service reliability. Precious water resources are also saved by reducing water main breaks, and shareholders begin earning a return on their investment sooner.”
Mr. Thornburg notes that WICA should provide an economic boost to CWC’s service towns. He cites the Managing Economist at the Connecticut Department of Community and Economic Development who has estimated that CWC’s WICA investment program in 2009 will lead to the creation of nearly 160 new construction and support jobs.
WICA surcharges require DPUC approval and are capped at 5% per year and 7.5% between general rate cases. The WICA surcharge will be absorbed into CWC’s base rates at the next general rate case, and the surcharge will be reset to zero. CWC is preparing to file its next WICA surcharge application with the DPUC and anticipates an increase in the surcharge to become effective in January 2010 to reflect projects completed and in service in 2009.
In addition, CWC recently reached agreements with its lenders to increase its lines of credit from $21 million to $30 million, and anticipates that the lines will be increased by an additional $10 million to a total of $40 million in the third quarter. The increased lines of credit will help CWC to fund its $26.4 million capital spending program in 2009, which includes the WICA projects.

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News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3016

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including Connecticut Water, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations, and the outcome of litigation matters, including the Unionville division well field dispute.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability is often dependent on identification and consummation of business acquisitions and the profitable integration of these acquired businesses into the Company’s operations, including the January 2009 acquisition of Ellington Acres.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions (including the agreement to sell the conservation easement on the Windsor Locks property), the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.